Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-TENCOR™ DECLARES REGULAR CASH DIVIDEND FOR THIRD QUARTER
OF FISCAL YEAR 2011 AND ANNOUNCES AN ADDITIONAL 10 MILLION SHARE
REPURCHASE AUTHORIZATION

MILPITAS, Calif., February 11, 2011 (PR Newswire) - KLA-Tencor Corporation™ (NASDAQ: KLAC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share on its common stock payable on March 1, 2011 to KLA-Tencor stockholders of record as of the close of business on February 22, 2011.

KLA-Tencor further announced that its Board of Directors has authorized the repurchase of an additional 10 million shares of the company's outstanding common stock. This 10 million share repurchase authorization is in addition to previous authorizations.

About KLA-Tencor: KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, data storage, LED, photovoltaic, and other related nanoelectronics industries. With a portfolio of industry-standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 30 years. Headquartered in Milpitas, California, KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)

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